JOINT VENTURE AGREEMENT

BY AND BETWEEN

IDEAFORGE TECHNOLOGY INC.

AND

FIRST BREACH INC.

TABLE OF CONTENT

JOINT VENTURE AGREEMENT

This Joint Venture Agreement ("**Agreement**") is entered into on 23rd day of September 2025 ("**Execution Date**") by and between:

(A) **IDEAFORGE TECHNOLOGY INC.**, a Texas corporation incorporated under the laws of Texas, United States of America, and having its registered office at 5900 Balcones Drive STE 100, Austin, Texas 78731 ("**IF**"); and

(B) **FIRST BREACH INC.**, a Delaware corporation incorporated under the laws of Delaware, United States of America, and having its registered office at 18450 Showalter Road Bay 1 Hagerstown, Maryland 21742 ("**FB**").

IF and FB shall hereinafter collectively be referred to as the "**JV Parties**" and individually as the "**JV Party**".

BACKGROUND

(A) IF, a wholly owned subsidiary of ideaForge Technology Limited, a public limited company incorporated under the laws of India and a leading player engaged in design & development, manufacturing, sale of dual-use unmanned aerial vehicles ("**UAVs**") and related solutions globally, with customers primarily in defence, law enforcement, and enterprise. IF has a growth strategy that envisions offering UAVs made and manufactured in the United States of America ("**USA**") for customers in the USA and such other regions globally as may be determined by IF from time to time.

(B) FB is a reputed munitions manufacturer with customers in the USA and worldwide, including in defence and law enforcement. As part of FB's growth strategy, FB wishes to invest in the deep tech sector through sourcing and manufacturing UAVs.

(C) The JV Parties have agreed to enter into a joint venture to jointly undertake the Business (as defined below) through a C Corporation proposed to be incorporated under the laws of Delaware in the name "First Forge Technology Inc." (the "**JV**") and the JV Parties shall exercise their rights in relation to the JV, in accordance with the terms and conditions of this Agreement.

IT IS AGREED AS FOLLOWS:

1. DEFINITIONS & INTERPRETATIONS

1.1. The capitalised terms used but not defined in the recitals or the main body of this Agreement shall, unless the context otherwise requires, have the meanings ascribed to such terms as mentioned in **Part A of Schedule I**.

1.2. The rules of interpretation of this Agreement are as set out in **Part B of Schedule I**.

2. EFFECTIVE DATE

This Agreement shall come into force on and from the Execution Date, other than Clause 8 (*Board, Management & Related Matters*), Clause 9 (*Annual Budget*), Clause 10 (*Information Rights*), Clause 11 (*Issuance of New Shares*), Clause 12 (*Transfer Restrictions*), Clause 13 (*Exit*), Clause 14 (*Event of Default*) and Clause 16 (*Non – Compete & Non- Solicit*) which shall come into effect on the Closing Date.

PART A – CONTRIBUTION BY THE JV PARTIES AND CLOSING

3. BUSINESS OF THE JV

3.1. The JV shall undertake the business of licensing, sourcing, designing, engineering, manufacture and distribution of UAVs in the USA and such other activities as may be mutually agreed in writing between the JV Parties ("**Business**"). The scope of Business shall include the manufacturing of the following types of UAVs: fixed-wing VTOL Hybrid UAVs , and quadcopter UAVs , new UAVs innovated and designed independently by the JV, and other IF's or third party UAV platforms as deemed necessary by the Board.

3.2. The JV shall execute brand licensing agreement ("**Brand Licensing Agreement**"), manufacturing agreement ("**Manufacturing Agreement**"), and, sales and distribution Agreement ("**Sales and Distribution Agreement**") with: (i) IF, for manufacture of UAVs by JV for and on behalf of IF, sales and distribution of UAVs by IF (or its Affiliates) in IF's brand name, and (ii) FB, for manufacture of UAVs by FB for and on behalf of FB, sales and distribution of UAVs by FB, in FB's brand name. For UAVs that target the same market segment, the JV Parties shall pre-agree on division of market opportunities with a joint go-to-market agreement ("**GTM Agreement**"). The JV Parties may mutually decide to engage in the sales and distribution of UAVs manufactured in the brand name of the other JV Party, based on the market demand, business strategies and go-to-market advantage. In such cases, the JV Parties shall enter into separate Brand Licensing Agreement, Manufacturing Agreement, Sales and Distribution Agreements based on mutual consent.

4. CONTRIBUTION BY THE JV PARTIES & SHAREHOLDING IN THE JV

4.1. IF's Actions and Contribution

4.1.1. **Technical Contribution**: IF, either directly or through its Affiliates, shall, on and with effect from the Closing Date, contribute certain technical know-how, experience, and expertise required for the design, engineering, manufacture, distribution, and sale of UAVs. IF, either directly or through its Affiliates, shall, on or after the Closing Date, transfer to the JV certain hardware, equipment, components, materials, documentation, and related tangible assets as may be necessary for the conduct of JV's Business, pursuant to an agreement to be executed between the JV and IF ("**ToT Agreement**").

4.1.2. **Software Contribution**: IF, either directly or through its Affiliates, shall, on the Closing Date, execute a software sourcing agreement with the JV ("**Sourcing Agreement**"), pursuant to which IF or its IF Affiliates shall grant the JV a non-exclusive, non-transferable and revocable right to access and use certain Ground Control Station ("**GCS**") software, firmware, subsystems, components, and related technology necessary for the operation of the UAVs manufactured by the JV.

4.1.3. **Intellectual Property Contribution**: IF, either directly or through its Affiliates, may, if agreed between the JV Parties, on or after the Closing Date, license to the JV certain of such intellectual property as may be necessary for the conduct of JV's Business, pursuant to an intellectual property licensing agreement to be executed between the JV and IF ("**IP Licensing Agreement**").

4.1.4. IF's Technical Contribution shall be valued and match the Capital Contribution from FB laid out in Clause 4.2.

4.2. FB's Actions and Contribution

4.2.1. **Capital Contribution**: FB shall make a capital contribution ("**Capital Contribution**") in the JV in such manner as is set out under Schedule V of this Agreement. The Capital Contribution shall be utilised by the JV towards establishing its design, engineering, testing, validation, manufacturing, distribution, and sales operations, as determined by IF in accordance with the investment plan set out under Schedule VIII. In the event FB fails to make the Capital Contribution in the manner set out under this Clause 4.2.1, IF shall have the right to either: (i) exercise its Default Call Option Right in the manner set out under Clause 14.2, or (ii) shut down the operations of the JV. FB shall extend all cooperation as may be required by IF for the exercise of its rights set out under this Clause 4.2.1, and FB shall reimburse all costs and expenses incurred by IF and the JV for the purposes of execution and negotiation of this Agreement, completion and undertaking of the transactions contemplated in this Agreement, the formation of the JV and exercise of the rights set out hereunder.

4.2.2. **Infrastructure Contribution**: FB may enter into a facility lease agreement with the JV, at the JV's discretion, pursuant to which FB shall provide a clearly demarcated manufacturing space and related infrastructure to the JV, for the purposes of manufacturing of UAVs ("**Facility Lease Agreement**").

4.2.3. **Regulatory Support**: FB shall, on and with effect from the Closing Date, provide to the JV such know-how, expertise, and assistance as may be required in connection with obtaining licenses, permits, approvals, and clearances from Governmental Authorities.

4.2.4. **Sales Support**: FB shall, on and with effect from the Closing Date, assist the JV by sharing its customer contacts in relevant sectors, including defence and law enforcement globally.

4.3. **Shareholding**: Subject to the terms and conditions of this Agreement, and as consideration for IF's contribution to the JV as set out under Clause 4.1, and FB's contribution to the JV as set out under Clause 4.2, the JV shall issue and allot to: (i) IF, 1,000 Shares, and (ii) FB, 1,000 Shares, free and clear of all Encumbrances, together with all rights and privileges. The shareholding percentage of the JV Parties in the JV upon completion of such issuance and allotment of Shares, shall be as set out under Schedule II. In the event the shareholding percentage of IF is diluted on account of issuance and allotment of Shares to FB against the Capital Contribution from the shareholding percentage set out under Schedule II, the JV Parties and the JV shall undertake all actions that may be required, simultaneously with the issuance and allotment of Shares to FB, for issuance and allotment of such additional Shares to IF so as to ensure that the shareholding percentage of the JV Parties is maintained at what is set out under Schedule II.

5. CONDITIONS PRECEDENT TO CLOSING

5.1. The obligation of the JV Parties to proceed with Closing is conditional upon the completion of conditions set out under **Schedule III** ("**Conditions Precedent**"), by the relevant JV Party, in the manner set out under this Clause 5 (*Conditions Precedent to Closing*).

5.2. The JV Parties shall fulfil Conditions Precedent within 30 (Thirty) days from the Execution Date or any other date mutually agreed in writing between the JV Parties.

5.3. Upon fulfilment of the Conditions Precedent by the relevant JV Party, such JV Party shall provide to the other JV Party, a written confirmation of completion, to the satisfaction of the other JV Party, of the Conditions Precedent to Closing along with all necessary documents evidencing such satisfaction.

5.4. If at any time, either of the JV Parties become aware of a fact or circumstance or instance which will or may prevent any of the Conditions Precedent from being satisfied, the relevant JV Party shall promptly inform the other JV Party of such fact or circumstance or instance in writing.

6. CLOSING

6.1. Closing:

6.1.1. Closing shall take place within 7 (Seven) Business Days from the fulfilment of all the Conditions Precedent, which in no event shall extend beyond the Long Stop Date.

6.1.2. On the Closing Date, the relevant JV Parties shall undertake the actions set out under **SCHEDULE IV**.

6.1.3. All actions contemplated by this Agreement to be undertaken at Closing shall be deemed to occur simultaneously and Closing shall be deemed to have not occurred unless all such actions are undertaken and completed simultaneously.

7. WARRANTIES

Each JV Party represents and warrants to the other JV Party as on the Execution Date and the Closing Date that:

7.1. It is duly organised and validly existing under the laws of the jurisdiction of its organisation or incorporation.

7.2. It has full power and authority and has obtained all necessary authorities and consents to enter into and perform its obligations under this Agreement and such other agreements and arrangements referred to in this Agreement.

7.3. The Transaction Documents have been duly and validly executed and delivered by it and will constitute legal, valid, and binding obligations on it, enforceable against it in accordance with the terms.

7.4. The execution and delivery of, and the performance by each of JV Parties of its obligations under this Agreement shall not:

(i) conflict with or result in a breach of its charter documents or by-laws;

(ii) infringe, or constitute a default under or conflict with, any instrument, contract, document, or agreement to which it is a party or by which its assets are bound;

(iii) violate any order, decree, or judgment against, or binding upon, it or upon its Shares, properties or businesses; and

(iv) result in a breach of Applicable Law.

PART B – GOVERNANCE OF THE JV & RIGHTS OF THE JV PARTIES

8. BOARD, MANAGEMENT & RELATED MATTERS

8.1. Board of the JV

8.1.1. Authority of the Board

Subject to the provisions of this Agreement and the Applicable Law, the Board shall be responsible for the supervision of the JV, and control of the Business and affairs of the JV shall be managed exclusively by and under the direction of the Board. It is clarified that the Board may exercise all such powers of the JV as are permitted under Applicable Law.

8.1.2. Size and Composition of Board

Subject to compliance with Applicable Law, on and with effect from the Closing Date, the Board shall comprise of 4 (Four) Directors, of which:

(i) IF shall have the right to nominate and appoint 2 (Two) directors ("**IF Directors**"), provided that at least 1 (One) of such IF Director shall be a person resident in the United States of America ; and

(ii) FB shall have the right to nominate and appoint 2 (Two) directors ("**FB Directors**"), provided that at least 1 (One) of such FB Director shall be a person resident in the United States of America.

Provided that, the majority of the Directors on the Board shall, at all times, be persons resident in the United States of America.

8.1.3. Alternate Directors

(i) The Board shall, subject to Applicable Law and if requested by any JV Party, appoint an alternate Director to a Director appointed by such JV Party in accordance with Clause 8.1.2 ("**JV Party's Original Director**") to act as such JV Party's Original Director's alternate ("**JV Party's Alternate Director**") during the JV Party's Original Director's absence.

(ii) The JV Party's Alternate Director shall be entitled to receive notice of meetings of the Board or committees thereof, along with all relevant documents in connection therewith and to attend and vote in place of the JV Party's Original Director and perform all functions of the JV Party's Original Director in his/her absence as if it were performed by the JV Party's Original Director.

8.1.4. Removal or Replacement of Directors

(i) Subject to the Applicable Law, the JV Parties shall be entitled to remove or replace the Directors nominated by them and appoint or nominate any other person as Director(s).

(ii) In the event a vacancy occurs for any reason on the Board, the JV Parties agree to cause the JV to immediately convene a meeting of the Board and shall cause its representatives/nominated Directors to exercise their voting rights so as to appoint a replacement nominee of the JV Party whose nominee has vacated the Board, as a replacement. Failure to fill any vacancy shall not constitute a waiver of such right nor shall it prevent the exercise of such right prospectively.

8.1.5. Chairperson

The chairperson of the Board shall be appointed on a rotational basis between the JV Parties. For the first six months from the date of the first meeting of the Board of the JV

post the Closing Date ("**First Term**"), the chairperson shall be one of the IF Directors, as may be decided by IF. For the subsequent six months (period of six months from the date of expiry of First Term), the chairperson shall be one of the FB Directors, as may be decided by FB, and the position shall continue to alternate every half-year between IF Directors and FB Directors thereafter. The chairperson shall not have a casting vote.

8.1.6. Committees

The Board shall be entitled to constitute committees under the Board and delegate such powers to these committees as it deems fit. The composition of any committee shall be of nominees in a similar manner as provided in Clause 8.1.2.

8.1.7. Board meetings

Unless otherwise decided by the JV Parties mutually:

(i) the Board shall meet at least once every calendar month;

(ii) at least 7 (seven) days' written notice of each meeting of the Board shall be given to the Directors ("**Board Notice**"), provided however, any meeting of the Board may be held on shorter notice, if each of the Directors waives such notice period in writing;

(iii) an agenda and copies of any appropriate supporting documents shall be sent to each Director along with the Board Notice;

(iv) meetings of the Board will be conducted in English;

(v) minutes of each Board meeting written in English shall be circulated to each Director no later than 15 (Fifteen)days after the relevant meeting;

(vi) the presence of at least 1 (One) IF Director and 1 (One) FB Director shall be required to constitute a quorum at a meeting of the Board. Each Director shall be entitled to participate in the Board meetings by way of video conference. Directors who are not physically present at the meeting or who have not joined the meeting by way of video conference, shall be entitled to join by way of teleconference; and

(vii) in the absence of quorum, the meeting of the Board shall be adjourned and be reconvened 7 (Seven) days thereafter at the same time and place, unless all the Directors mutually agree to a shorter notice period in writing. At any such adjourned meeting, the presence of at least 1 (One) IF Director and 1 (One) FB Director shall be required to constitute a quorum; provided, however, in no event shall an Affirmative Vote Matters be discussed or decided upon at any meeting of the Board without the prior written approval in accordance with Clause 8.3 (Affirmative Vote Matters). The agenda for an adjourned meeting shall not contain

any new matter other than those that were part of the agenda for the original meeting of the Board, except with the mutual consent of the JV Parties.

8.1.8. Decision Making

A decision shall be validly made, or a resolution shall be validly passed at a meeting of the Board only if passed at a validly constituted meeting and by a simple majority of the Directors present and voting at such meeting of the Board. Each Director shall be entitled to 1 (One) vote.

8.1.9. Fees and Expenses

The JV shall reimburse the Directors in respect of all expenses reasonably incurred, including travel, hotel stay, and related expenses incurred for attending meetings of the Board and committees, upon provision of corresponding receipts for such expenses to the JV.

8.1.10. Limitation of Directors' Personal Liability

(i) No Director shall be personally liable for the debts, liabilities, or obligations of the JV, except in cases of fraud or wilful misconduct or negligence by the relevant Director. Subject to Applicable Laws, the JV shall indemnify its Directors against any liabilities, claims, or losses incurred in the discharge of their duties, except in cases of fraud or wilful misconduct or negligence by the relevant Director.

(ii) No Director shall be required to provide personal guarantees or collateral for securing any loan or financial facility availed or to be availed by the JV, unless explicitly agreed in writing by such Director.

8.1.11. Insurance for Directors and officers

The JV shall procure and maintain, at its own cost and expense, a valid Directors' and officers' liability insurance for an amount determined by the Board from a reputed insurance company, in respect of claims or liabilities resulting from the actions or omissions of the Directors, to the extent permitted by Applicable Law, excluding acts of fraud or wilful misconduct or gross negligence by the relevant Director. The amount of such insurance may be modified with the prior written consent of the JV Parties.

8.2. Members' Meetings

8.2.1. The JV shall hold at least 1 (One) general meeting of the Stockholders every year.

8.2.2. Prior written notice of 10 (Ten) days shall be given to the Stockholders for all general meetings, provided, however, that any given meeting of the Stockholders may be held on shorter notice if all the Stockholders agree to waive such notice period in writing.

Such notice shall be accompanied with the agenda setting out the business proposed to be transacted at such meeting of the Stockholders.

8.2.3. The quorum for a general meeting of the Stockholders shall require the presence of all the Stockholders. The Stockholders shall be entitled to join Members' meetings by way of video conference. In the absence of quorum, the general meeting shall be adjourned by the Stockholders present and shall be reconvened 10 (Ten) days thereafter at the same time and place, unless the Stockholders agree in writing to a shorter notice period. At any such adjourned general meeting, the presence of all the Stockholders shall constitute a quorum. The agenda for an adjourned meeting shall not contain any new matter other than those that were part of the agenda for the original general meeting.

8.2.4. Voting on all matters to be considered at a Members' meeting shall be by way of a poll unless otherwise agreed by the Stockholders.

8.2.5. The chairperson of a Members' meeting shall always be a representative of the IF. The chairperson of the general meeting shall not have a casting vote.

8.2.6. Voting in Members' meeting

(i) All resolutions in relation to the JV or its Business or operations shall be passed by the majority of the Stockholders present and voting.

(ii) Every Unit of the JV shall carry 1 (One) vote.

8.3. In the event of a deadlock between the Directors or Stockholders (as the case may be) with respect to any resolution proposed at a meeting of the Board or Stockholders (as the case may be) ("**Deadlock**"), the JV Parties shall undertake to resolve the Deadlock in the manner set out below:

8.3.1. Discussion: The Directors or the authorised representatives of Stockholders (as the case may be) shall endeavour in good faith to resolve the Deadlock by discussions within 15 (Fifteen) days from the date the matter first became a Deadlock ("**Deadlock Resolution Period** ").

8.3.2. Escalation to C-suite: If the Deadlock is not resolved within the Deadlock Resolution Period, the matter shall be referred to the executives of the JV Parties who shall seek in good faith to resolve the matter on an amicable basis, within a period of 30 (Thirty) days from the expiry of the Deadlock Resolution Period.

8.3.3. Unresolved Deadlock Matter: Subject to Clause 8.4, if the Deadlock Matter is not resolved pursuant to Clauses 8.3.1 and 8.3.2 above, and if the Deadlock Matter pertains to matters set out under: (i) Part A of Schedule XI, such Deadlock Matter shall be decided on by IF, or (ii) Part B of Schedule XI, such Deadlock Matter shall be decided on by FB. In the event the Deadlock Matter has been resolved between the Directors or

the Stockholders or the JV Parties pursuant to Clauses 8.3.1 or 8.3.2 or 8.3.3, then the JV Parties shall procure that their respective Directors or authorised representatives (as the case may be) vote at the meeting of the Board or Stockholders (as the case may be), to give effect to such resolution.

8.4. Affirmative Vote Matters

8.4.1. Notwithstanding anything to the contrary contained herein, neither the JV nor any of the Stockholders, Directors, or any of their representatives, shall, without the prior written approval of IF and FB, take any decisions or actions (including adding these matters to the agenda of any Board or Stockholders' meetings) in relation to any of the Affirmative Vote Matters.

8.4.2. In the event any decision and/ or resolution is affected without complying with the provisions of this Clause 8.4, then (i) such decision or resolution shall not be valid or binding on any Person including the JV, and (ii) the JV shall not take any action pursuant to such decision or resolution unless IF's and FB's prior written consent is obtained for the same. The JV shall provide all necessary reasonable information and material requested by IF and FB to enable IF and FB to make a decision relating to the Affirmative Vote Matters.

8.5. Chief Executive Officer and Key Employees

8.5.1. The Chief Executive Officer ("**CEO**") and the other key executives and employees(collectively, "**Management Team**") of the JV shall be appointed by the Board.

8.5.2. The Management Team shall be responsible for the management of the day-to-day operations and affairs of the JV under the overall supervision of the Board.

8.5.3. The Management Team's remuneration, including salary and bonuses, shall be determined by the Board or a duly authorised compensation committee, in accordance with the JV's policies and the provisions of this Agreement.

9. ANNUAL BUDGET AND BANK ACCOUNTS

9.1. The Management Team shall prepare an annual budget for the JV ("**Annual Budget**") and place it before the Board for its approval. The Annual Budget shall include the following in relation to the Financial Year to which it relates:

9.1.1. a cash flow statement giving:

(i) an estimate of the working capital requirements; and

(ii) an indication of the amount (if any) that it is considered prudent to retain, for the purpose of meeting those requirements, out of those profits of the previous Financial Year that are available for distribution to Members;

9.1.2. a monthly projected profit and loss account;

9.1.3. an operating budget (including capital expenditure requirements) and balance sheet forecast;

9.1.4. a management Annual Budget presentation giving business objectives for the year; and

9.1.5. a financial report which shall include an analysis of the estimated results of the JV for the previous Financial Year compared with the Annual Budget for that Financial Year, identifying variations in sales revenues, costs and other material items.

9.2. The Annual Budget for the Financial Year in which the JV is formed shall be in agreed form between both the JV Parties, and adopted by the Board at the Closing.

9.3. The Annual Budget for every other Financial Year shall be:

9.3.1. prepared by the Management Team at least 90 (Ninety) days before the end of the preceding Financial Year; and

9.3.2. adopted and approved by the Board.

9.4. Bank Accounts and payment: The JV shall maintain and operate such number of bank accounts and with such banks as may be decided by the Board. Each JV Party shall appoint 1 (One) authorised representative to be a signatory and authorised person for the maintenance and operation of the bank accounts of the JV. All payments to be made by the JV shall only be made if such payment is approved and authorised by the representatives of both the JV Parties.

10. INFORMATION RIGHTS

10.1. The JV shall prepare, and the Stockholders shall be entitled to receive the following information:

10.1.1. quarterly unaudited financial statements, within 45 (Forty-Five) days from the end of each financial quarter;

10.1.2. annual audited financial statements for each Financial Year, within 60 (Sixty) days from the end of the Financial Year;

10.1.3. extracts of the resolutions passed at the meetings of the Board and Members, within 15 (Fifteen) days from the date of such meetings and copies of the minutes of the meetings of the Board within 30 (Thirty) days from the date of such meetings;

10.1.4. a monthly information statement, in such form and manner as may be agreed between the JV Parties, within a period of 15 (Fifteen) days from the end of the month; and

10.1.5. such other information relating to the Business or its financial position or prospects as the Stockholders may reasonably request.

11. ISSUANCE OF NEW SHARES

11.1. New Shares

The JV shall not issue any Shares to any Person ("**New Issuance**") without complying with Clause 11 (Issuance of New Shares) and subject to such Person entering into a Deed of Adherence set forth in **SCHEDULE VI**.

11.2. Pre-emptive rights

11.2.1. In the event the JV intends to make a New Issuance, the JV shall issue a notice to the JV Parties indicating the number and price of the Shares under the New Issuance ("**Pre-emptive Issue Notice**"). The JV Parties shall have the right to subscribe to the Shares offered in the New Issuance, in proportion to their respective shareholding percentages to maintain their shareholding percentage, by providing a written notice ("**Pre-emptive Response Notice**") within 30 (Thirty) days from the date of receipt of the Pre-emptive Issue Notice ("**Pre-emptive Right Offer Period**"). If a JV Party exercises its right under this Clause 11.2 (Pre-emptive Rights) within the Pre-emptive Right Offer Period, the JV shall issue such number of Shares to such JV Party as specified in the Pre-emptive Response Notice within a period of 30 (Thirty) days from the date of the Pre-emptive Response Notice.

11.2.2. If a JV Party does not participate in the New Issuance, the relevant number of Shares shall be offered to any third party as may be determined by the Board.

11.3. Rights of New Shareholders

Where a Person has executed a Deed of Adherence set forth in **SCHEDULE VI** pursuant to this Agreement, such Person shall become a party to this Agreement and be bound by the terms of this Agreement. The JV shall not issue any Shares to any Person without the prior written consent of IF and subject to such Person entering into a Deed of Adherence and confirming and agreeing to comply with the terms, conditions, and obligations under this Agreement.

12. TRANSFER RESTRICTIONS

12.1. Transfer of Shares of the JV

12.1.1. Unless agreed otherwise by the JV Parties in writing or as set forth herein, the JV Parties shall not Transfer or Encumber any Shares held by them in the JV prior to completion

of 5 (Five) years from the Closing Date (“**Lock-In Period**”), or any shorter period as may be mutually agreed between the JV Parties. After the expiry of Lock-In Period, subject to the terms and conditions of this Agreement, the JV Parties shall have the right to freely Transfer or Encumber all or any part of the Shares held by them to any Person, except a Competitor.

12.2. Right of First Refusal

12.2.1. Subject to the Clause 12.1 (Transfer of Shares of the JV) above, in the event a JV Party intends to Transfer any portion of its Shares (“**Selling Member**”) to any third party, the Selling Member shall send a written notice (“**Transfer Notice**”) to the other JV Party (“**ROFR Holder**”), informing their intention to Transfer such number of Shares as identified in the Transfer Notice, the terms and conditions of such Transfer including the offered price, the identity of the proposed third party transferee (who shall not be a Competitor) (“**Proposed Transferee**”) and the number of Shares such Proposed Transferee has offered to buy (“**Offered Shares**”) and other key commercial terms and conditions of the proposed Transfer of Shares by the Selling Member to the Proposed Transferee.

12.2.2. In the event the ROFR Holder proposes to exercise its right to purchase the Offered Shares, the ROFR Holder shall, within 30 (Thirty) days from the receipt of a Transfer Notice (“**Offer Period**”), communicate its intention to purchase all of the Offered Shares to the Selling Member (“**Right of First Refusal**”).

12.2.3. The Right of First Refusal shall be exercisable by the ROFR Holder by delivering a written notice within the Offer Period to the Selling Member (“**ROFR Acceptance Notice**”). The ROFR Holder may assign such Right of First Refusal to its Affiliates.

12.2.4. The completion of purchase of the Offered Shares by the ROFR Holder shall be done on the same terms as set out in the Transfer Notice, no later than 60 (Sixty) days from the expiry of the Offer Period (“**Sale Period**”), unless otherwise agreed to by them in writing, failing which the restrictions in this Clause 12.2 (Right of First Refusal) shall reapply, provided that if any regulatory approvals are required for the Transfer, then the Sale Period shall be extended accordingly.

12.2.5. The Selling Member and the JV shall undertake all reasonable acts and deeds as may be required for the Transfer of the Offered Shares from the Selling Member to the ROFR Holder.

12.2.6. In the event, the ROFR Holder elects not to exercise the Right of First Refusal for all of the Offered Shares as provided in Clause 12.2 (Right of First Refusal) above, the Selling Member shall have the right to Transfer all the Offered Shares to the Proposed Transferee, on terms no less favourable than the terms set out in the Transfer Notice.

12.3. Drag Along Right

12.3.1. Notwithstanding anything to the contrary, in the event the JV (i) fails to achieve Threshold 1, or (ii) achieves Threshold 2, and IF intends to transfer its Shares to a third party, then IF shall have a right to require FB and all other Stockholders of the JV (if any) ("**Dragged Member**") to sell and Transfer their Shares as may be required by IF ("**Dragged Shares**") to such Person (or its Affiliates) to whom IF proposes to Transfer its Shares, in accordance with the provisions of this Clause 12.3 ("**Drag Along Right**").

12.3.2. IF shall exercise the Drag Along Right by issue of a written notice to that effect to the Dragged Member(s) ("**Drag Along Notice**") at any time before the transfer of the Dragged Shares to the third party. The Drag Along Notice shall specify (i) that the Dragged Member is required to Transfer all or a portion of Dragged Shares pursuant to this Clause 12.3 (Drag Along Right), (ii) the person to whom the Dragged Shares are to be Transferred, (iii) the purchase price payable for the Dragged Shares which shall, for each Dragged Shares, be an amount same as the price per Unit offered by the third party for the Dragged Shares and (iv) the proposed date of the Transfer.

12.3.3. The Dragged Stockholders and the JV shall undertake all reasonable acts and deeds as may be required for the exercise of the Drag Along Right set out under this Clause 12.3.

12.3.4. It is hereby clarified that the Transfer restrictions set out under Clause 12.1 and 12.2 of this Agreement shall not be applicable on exercise of Drag Along Right by IF in accordance with this Clause 12.3.

13. EXIT

13.1. (i) In the event the JV achieves Threshold 3, or (ii) in the event the JV fails to achieve Threshold 4 or (iii) pursuant to such trigger events as may be specified in a separate exit agreement ("**Exit Agreement**") to be executed between the JV Parties and the JV, each JV Party shall have the right (but not an obligation), within a period of 30 days from the completion of the condition set out in Clause 13.1(i), Clause 13.1(ii) or Clause 13.1(iii) above (as the case may be) ("**Exit Notice Period**"), to provide a sealed written offer to purchase all and not less than all of the Shares of the other JV Party at the Exit Price ("**Exit Notice**").

"**Exit Price**" shall mean, such price as may be decided and agreed between the JV Parties, as a Condition Precedent.

13.2. In the event both the JV Parties provide Exit Notice to each other within the Exit Notice Period, such JV Party who offers the higher Exit Price, shall be entitled and required to purchase all and not less than all of the Shares of the other JV Party at the Exit Price specified by the relevant JV Party in the Exit Notice, within a period of 60 (Sixty) days from the expiry of the Exit Notice Period.

13.3. Each of the JV Parties and the JV shall undertake all actions as may be reasonably required for the purposes of provision of exit to either of the JV Parties, as set out under this Clause 13.

14. EVENT OF DEFAULT

14.1. Event of Default by FB

14.1.1. Upon the occurrence of an Event of Default by FB, IF shall have the right to exercise the Default Call Option Right (*as defined below*) in accordance with Clause 14.2 (*Default Call Option Right*) below, and shall be released of all its obligations under this Agreement.

14.1.2. Notwithstanding any other provisions of this Agreement, each Event of Default shall be deemed to be distinct and separate and accordingly IF shall be entitled to the rights under this Clause 14.1 (*Event of Default by FB*) each time an Event of Default arises.

14.2. Default Call Option Right

14.2.1. Upon expiry of 10 (ten) days of the FB Default Notice, if in the opinion of IF, the Event of Default is continuing, IF shall have the right, by delivery of a written notice to the JV and FB ("**Call Option Notice**"), to cause FB to Transfer all or part of the Shares held by FB ("**Call Shares**") to IF (or its Affiliates) at the lowest permissible price under the Applicable Law ("**Call Option Price**") within 30 (Thirty) days from the date of the Call Option Notice ("**Call Option Period**"). This right of IF shall be referred to as the "**Default Call Option Right**".

14.2.2. Upon receipt of the Call Option Notice, FB shall be obligated to do all such acts and deeds as may be necessary to Transfer the Call Shares within the Call Option Period to IF, including obtaining all applicable consents and approvals from relevant Governmental Authorities in a timely manner.

14.2.3. IF shall pay the amount as per the Call Option Price in respect of all the Call Shares into the bank account designated by FB in the Call Option Notice within the Call Option Period.

14.2.4. FB shall provide representations or warranties as to the constitution and authority of the FB to sell Call Shares, the title of Call Shares, and other warranties as may be required and are standard in a transaction for sale of Shares.

14.3. Event of Default by IF

14.3.1. Upon the occurrence of an Event of Default by IF, FB shall have the right to exercise the Default Put Option Right (as defined below) in accordance with Clause 14.4 (Default Put Option Right) below.

14.3.2. Notwithstanding any other provisions of this Agreement, each Event of Default shall be deemed to be distinct and separate and accordingly FB shall be entitled to the rights under this Clause 14.3 (Event of Default by IF) each time an Event of Default arises.

14.4. Default Put Option Right

14.4.1. Upon expiry of 15 (fifteen) days of the IF Default Notice, if in the opinion of the FB, the Event of Default is continuing, FB shall have the right, by delivery of a written notice to IF ("**Put Option Notice**"), to require IF to purchase all or part of the Shares held by it ("**Put Shares**") at the fair market value of the Put Shares ("**Put Option Price**"), within 30 (thirty) days from the date of the Put Option Notice ("**Put Option Period**").

14.4.2. Upon receipt of the Put Option Notice, IF shall be obligated to purchase the Put Shares within the Put Option Period and do all such acts and deeds as may be necessary to complete the purchase of the Put Shares, including obtaining all applicable consents and approvals from relevant governmental or regulatory authorities in a timely manner.

14.4.3. IF shall pay the amount as per the Put Option Price in respect of all the Put Shares into the bank account designated by the Non-defaulting JV Party in the Put Option Notice within the Put Option Period.

14.4.4. Simultaneously, upon receipt of the Put Option Price by IF in respect of the Put Shares, FB shall Transfer the Put Shares to IF. FB shall provide representations or warranties as to the constitution and authority and the title of Put Shares, and other warranties as may be required and is standard in a transaction for sale of Shares.

15. TERMINATION

15.1. This Agreement shall come into force on and from the Execution Date and shall remain valid, effective and in force until terminated in accordance with Clause 15.2 (*Termination*).

15.2. This Agreement along with the other Transaction Documents executed pursuant to this Agreement will terminate:

15.2.1. prior to Closing, if the Closing has not occurred prior to the Long Stop Date;

15.2.2. by mutual agreement in writing of the JV Parties;

15.2.3. when one JV Party or its permitted assignee/transferee ceases to hold any Shares in the JV; or

15.2.4. when a resolution is passed by Members, or an order is made by a court or other competent body or Person instituting a process that shall lead to the JV being wound up and its assets being distributed among the JV's creditors, Stockholders or other contributors.

15.3. All rights and obligations of the JV Parties under this Agreement, save and except those that are expressed to survive termination, shall cease immediately upon termination of this Agreement,

but termination shall not affect a JV Party's accrued rights and obligations under this Agreement as on the date of termination.

15.4. If this Agreement is terminated, it shall have no further force and effect, except for this Clause 15. 5 (*Survival*), Clause 1 (*Definitions and Interpretations*), Clause 16 (*Non-Compete and Non-Solicit*), Clause 17 (*Confidentiality*), Clause 18 (*Governing Law*), Clause 19 (*Dispute Resolution*), Clause 20 (*Miscellaneous*) which shall continue to survive termination of this Agreement.

16. NON-COMPETE AND NON-SOLICIT

16.1. Each JV Party covenants and agrees that during the subsistence of this Agreement and until 2 (Two) years after either JV Party ceases to be a Member in the JV ("**Restricted Period**"), the JV Parties shall not, directly or indirectly, in any capacity, whether through partnership, shareholding, membership, joint venture partner, collaborator, consultant, employee or agent or in any other manner whatsoever, whether for profit or otherwise:

16.1.1. carry on or participate (whether as a partner, member, principal, agent, director, employee or consultant) in USA: (a) in any business and/or activity which is the same as or substantially similar to the Business other than through the JV; and/or (b) in the business of any Competitor; and/or

16.1.2. render any services to any Competitor in USA.

16.2. Each JV Party covenants and agrees that during the subsistence of this Agreement and License Agreement and until 2 (Two) years after either JV Party ceases to be a Member in the JV, the JV Parties shall not, directly, or indirectly:

16.2.1. attempt in any manner to contact any client/customer/business associate or solicit from any client/customer/business associate, except on behalf of the JV, business of the type carried on by the other JV Party or to persuade any Person, who is a client/customer/business associate of the other JV Party to cease doing business or to reduce the amount of business which any such client/customer has customarily done or might propose doing with the other JV Party or damage in any way the business relationship that the other JV Party has with any customer/client/business associate, whether or not the relationship between the other JV Party and such client/customer/business associate was originally established in whole or in part through the JV Parties efforts; or

16.2.2. employ or attempt to employ or assist anyone else to employ or otherwise associate any person who is in the employment of the other JV Party or associated with the other JV Party or was in the employment of the other JV Party or otherwise associated with the other JV Party at any time during the Restricted Period.

16.3. Each JV Party agrees and acknowledges that no separate non-compete fee is payable to the JV Parties, and the consideration for the non-compete restriction contained herein is deemed to

have been received under this Agreement and the mutual covenants in the Transaction Documents. The JV Parties acknowledge the receipt and sufficiency of such consideration.

16.4. The JV Parties acknowledge and agree that the above restrictions are considered reasonable for the legitimate protection of the Business and goodwill of the JV Parties and the JV. In the event that such restrictions shall be found to be void, but valid if some part thereof was deleted or the scope, period or area of application were changed, the above restrictions shall apply with the change of such words or scope, period or area of application as may be required to make the restrictions contained in this Clause valid and effective. If, on the revocation, removal or diminution of Applicable Law or provisions, as the case may be, by virtue of which the restrictions contained in this Clause were limited, the original restrictions would stand renewed and be effective to their original extent, as if they had not been limited or revoked.

17. CONFIDENTIALITY

17.1. All Confidential Information disclosed by any JV Party (or its Representatives) to the other JV Party or their Representatives shall be kept strictly confidential and shall not be disclosed by the receiving JV Party to any Person except to the extent that such disclosure is necessary in connection with the performance of this Agreement.

17.2. Each of the JV Parties further agrees that they shall not use, nor permit their respective Representatives to use, any Confidential Information for any purpose whatsoever except in the manner expressly provided or contemplated in this Agreement. Each JV Party shall take adequate security and precautionary measures to effect compliance with this Clause 17 (Confidentiality) by their respective Representatives who are given access to any such Confidential Information.

17.3. The JV Parties agree that they shall not use, nor reproduce for use in any way, any Confidential Information of the other JV Party except in furtherance of the relationship and purpose set forth herein. The JV Parties agree to protect the Confidential Information in the same manner as they always protect their own proprietary and confidential information of similar importance using at least a reasonable degree of care.

17.4. The receiving JV Party agrees that all Confidential Information of the disclosing JV Party shall remain the property of the disclosing JV Party, and that the disclosing JV Party may use such Confidential Information for any purpose without any obligation to the receiving JV Party. Nothing contained herein shall be construed as granting or implying any transfer of rights (including license rights) to the receiving JV Party in such Confidential Information, or any patents or other intellectual property protecting or relating to such Confidential Information. The receiving JV Party shall immediately notify the disclosing JV Party of any known or suspected breaches of this Agreement and shall give the disclosing JV Party full co-operation in any search or scrutiny.

17.5. Exceptions

The receiving JV Party may disclose Confidential Information:

17.5.1. to the extent to which it is required to be disclosed pursuant to the Applicable Law to a Governmental/Judicial Authority, or pursuant to any legal requirement of any country which has jurisdiction over the receiving JV Party, provided that prior to making such disclosures, a copy of the same shall be given to the disclosing JV Party;

17.5.2. to the extent to which it is specifically permitted by the disclosing JV Party in writing;

17.5.3. to the extent that the Confidential Information is publicly available other than as a result of, direct or indirect, breach of confidentiality obligations under this Agreement;

17.5.4. to its Representatives, but only to the extent necessary and subject to such Representatives accepting an equivalent confidentiality obligation to that set out in this Clause 17 (Confidentiality);

17.5.5. acquired independently by a JV Party from a third party source not obligated to the JV Party disclosing Confidential Information to keep such information confidential; or

17.5.6. already known or already in the lawful possession of the JV Party receiving Confidential Information as of the date of its disclosure by the Person disclosing such Confidential Information.

18. GOVERNING LAW

18.1. This Agreement shall be governed by the laws of Delaware, USA.

18.2. Subject to Clause 19 (*Dispute Resolution*), the courts at Delaware, USA shall have exclusive jurisdiction on the matters arising from or in connection with this Agreement, without regard to the principles of conflicts of laws.

19. DISPUTE RESOLUTION

19.1. In the event of any dispute, controversy, or difference between the JV Parties arising out of or relating to this Agreement (including a dispute relating to the validity or existence of this Agreement and any non-contractual obligations arising out of or in connection with this Agreement) ("**Dispute**"), the representatives of the JV Parties, within 30 (thirty) days of service of a written notice from either JV Party to the other JV Party ("**Dispute Notice**") hold a meeting ("**Dispute Meeting**") in an effort to resolve the Dispute in good faith.

19.2. If a Dispute is not resolved within 30 (thirty) days after the service of a Dispute Notice, whether or not a Dispute Meeting has been held, any JV Party to the Dispute shall be entitled to refer the Dispute to arbitration to be finally resolved in the manner set out in this Clause 19 (Dispute Resolution) and the rights and obligations of the JV Parties shall remain in full force and effect pending the award in such arbitration proceeding.

19.3. If a Dispute is referred to arbitration by any JV Party, such Dispute shall be resolved by arbitration in accordance with the JAMS Comprehensive Arbitration Rules and Procedures (available electronically at https://www.jamsadr.com/rules-comprehensive-arbitration/) by one arbitrator chosen by the parties or, if the parties cannot agree upon an arbitrator, they shall submit to the procedures used by JAMS to choose an arbitrator. The arbitration shall be conducted in Delaware, and the disputing parties shall have the right to participate in arbitration proceedings through video conference. The language to be used in the arbitration proceedings shall be English.

19.4. The arbitration award of the tribunal shall be final and binding on the JV Parties and shall be enforceable in accordance with its terms. The tribunal shall state reasons for their findings in writing. The JV Parties waive any right of application or appeal to any court, insofar as such waiver is permitted by Applicable Law. The JV Parties agree to be bound thereby and to act accordingly. The costs of arbitration and the manner of bearing such costs shall be determined by the tribunal.

19.5. Each JV Party agrees that no JV Party shall have any right to commence or maintain any suit or legal proceedings other than for interim or conservatory measures until the Dispute has been determined in accordance with the arbitration procedure provided herein and for enforcement of the award rendered in the arbitration.

19.6. When any Dispute is under arbitration, except for the matters under Dispute, the JV Parties shall continue to exercise their remaining respective rights and fulfil their remaining respective obligations under this Agreement.

20. MISCELLANEOUS

20.1. Notices

20.1.1. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if emailed or sent by courier, registered post or speed post, to the following addresses (or at such other address if so notified by a JV Party through a notice sent to the other JV Parties in this manner):

If to IF:
Attention: Amit Shrishrimal, Officer - Finance
Address: 5900 Balcones Drive STE 100, Austin, Texas, USA 78731
Email: amit.shrishrimal@ideaforgetech.com

If to FB:
Attention: Jeffrey Low, CEO, First Breach Inc.
Address: 18450 Showalter Road Bay 1, Hagerstown, Maryland 21742

Email: jeffrey@firstbreach.com

20.1.2. Any notice or other communication shall be deemed to have been given:

(i) if delivered, on the date of such delivery; and

(ii) if sent by email transmission, on the same day if transmitted before 5.00 p.m., or the next day.

20.2. **Assignment**: Except as provided in this Agreement, no rights, obligations or other interest herein shall be assignable or transferable by any JV Party, except with the prior written consent of the other JV Party.

20.3. **Waiver**: No forbearance, indulgence, or relaxation of any JV Party at any time to require performance of any provision of this Agreement shall in any way affect, diminish or prejudice the right of such JV Party to require performance of the same provision and any waiver or acquiescence by any JV Party of any breach of any provision of this Agreement shall not be construed as a waiver or acquiescence of any continuing or succeeding breach of such provisions, a waiver of any right under or arising out of this Agreement or acquiescence to or recognition of rights and/or position other than as expressly stipulated in this Agreement.

20.4. **Severability**: Each of the provisions of this Agreement is severable. If any provision of this Agreement (or part of a provision) is found by any court of competent jurisdiction to be invalid, unenforceable, or illegal, the other provisions shall remain in force. If any invalid, unenforceable or illegal provision, would be valid, enforceable, or legal if some part of it were deleted or modified, the provision shall apply with whatever modification is necessary to give effect to the commercial intention of the JV Parties.

20.5. **Amendment**: No modification, amendment, or waiver of any of the provisions of this Agreement shall be effective unless made in writing specifically referring to this Agreement, and duly signed by each of the JV Parties.

20.6. **Independent Contractors**: Each JV Party hereto is an independent contracting party, and nothing contained in this Agreement shall be construed to be inconsistent with this relationship or status. Nothing in this Agreement shall be deemed to constitute a partnership between the JV Parties or constitute any JV Party as the agent, employee, or representative of the other JV Parties.

20.7. **Further Actions**: Each of the JV Parties shall co-operate with the other and execute and deliver to the other such instruments and documents and take such other actions as may be reasonably requested or required at any time in order to carry out, give effect to and confirm their rights and the intended purpose of this Agreement and to cause the fulfilment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement, provided that no such document or agreement shall be inconsistent with the spirit and intent of this Agreement. The JV Parties shall agree and

undertake all such actions as may be reasonably required (including amending this Agreement and issuing and using different security instruments) to ensure that this Agreement, other Transaction Documents and the transactions contemplated thereunder is tax and structurally efficient for both the JV Parties.

20.8. **Exercise of Rights**: Each of the rights of the JV Parties under this Agreement are independent, cumulative and without prejudice to all other rights available to them, and the exercise or non-exercise of any such rights shall not prejudice or constitute a waiver of any other right of the JV Party, whether under this Agreement or otherwise.

When an Affiliate of any Member is a Member, they shall act together with such Member, as a single class ("**Member Group**"), including but not limited to voting on all Member resolutions as a single block (and not severally). A breach by any one Member in the Member Group of its rights, obligations, covenants or undertakings hereunder shall be deemed as a breach by such Member. Any Shares held by an Affiliate or nominee of a Member shall be deemed to be the Shares held by such Member and shall be subject to the same rights, benefits and obligations as applicable on such Member's Shares hereunder. It is also clarified that any notice served upon a Member pursuant to the terms of this Agreement, shall be sufficient and be construed as service of such notice upon the entire Member Group of such Member, except as may be required by applicable Law to serve notice on all individual Stockholders.

20.9. **Remedies**: The JV Parties agree that damages may not be an adequate remedy and the JV Parties shall be entitled to an injunction, restraining order, right for recovery, specific performance or such other equitable relief to restrain the other JV Party(ies) from committing any violation or enforce the performance of the covenants, warranties or obligations contained in this Agreement.

20.10. **Costs and Taxes**: All statutory fees and expenses including stamp duty in relation to this Agreement will be borne equally by the JV Parties. Except as otherwise specifically provided herein, each JV Party shall be responsible for expenses as it may incur in connection with the negotiation, preparation, execution, delivery, performance and enforcement of this Agreement.

20.11. **Whole Agreement**: This Agreement contains the whole agreement between the JV Parties relating to the transactions contemplated by this Agreement and supersedes all previous agreements, whether oral or in writing, between the JV Parties relating to these transactions. Except as required by Applicable Law, no terms shall be implied (whether by custom, usage or otherwise) into this Agreement.

20.12. **Counterparts**: This Agreement may be executed in any number of counterparts, all of which, taken together, shall constitute one and the same instrument, and any JV Party (including any duly authorised representative of a JV Party) may enter into this Agreement by executing a counterpart. The delivery of signed counterparts by electronic mail in "portable document format" (".pdf") shall be as effective as signing and delivering the document.

20.13. **Transfer of Intellectual Property:** Notwithstanding anything to the contrary, any Transfer or license of Intellectual Property from IF shall be subject to a separate agreement to be executed between IF and the JV ("**Proposed Agreements**"). No right, title or interest in any Intellectual Property of IF shall be deemed to have been Transferred or licensed under this Agreement by IF, and nothing herein shall be construed as IF's consent to Transfer or license any Intellectual Property, unless and until expressly agreed between the Parties in the Proposed Agreements.

SCHEDULE I

PART A: DEFINITIONS

1. "**Affiliate**" means: (a) with respect to a Person (other than a natural Person), any other Person, which directly or indirectly, Controls, is Controlled by, or is under the common Control with such Person; and (b) with respect to a natural Person any Relative of such Person or any Person, directly or indirectly, Controlled by such Person or any Relative of such Person;

2. "**Applicable Law(s)**" shall mean and includes all applicable statutes, enactments, acts of legislature or the Parliament, laws, ordinances, rules, by-laws, regulations, notifications, guidelines, policies, directions, directives and orders of any Governmental Authority;

3. "**Assets**" shall mean all the assets (whether tangible or intangible), properties (whether moveable or immovable) and rights owned, leased, licensed, loaned, operated, used or held by the JV in relation to the Business, including the JV's right, title and interest in such assets, properties and rights;

4. "**Affirmative Vote Matters**" shall mean the matters set forth in Schedule X;

5. "**Board**" shall mean the board of Directors of the JV;

6. "**Closing**" shall mean the date on which the completion of all actions mentioned under Clause 6 occurs.

7. "**Closing Date**" shall mean the date on which the Closing occurs;

8. "**Common Stock**" shall mean shares of the common stock, of par value $0.001 per share, of the JV.

9. "**Competitor**" shall mean any Person (including their Affiliates) that is, directly or indirectly, engaged in any activity which is same or similar to the Business or which competes with the Business;

10. "**Conditions Precedent**" shall mean the conditions set out under Schedule III;

11. "**Confidential Information**" shall mean and includes all confidential and proprietary information provided by one JV Party to the other JV Party or their Representatives pursuant to this Agreement or the matters and transactions contemplated herein, whether orally or in writing, including any information concerning the affairs, the business, customer details, business transactions or the financial arrangements of the JV Parties, the JV and the terms of this Agreement;

12. "**Control**" (including the terms "Controlled by" and "under common Control with"), as used with respect to any Person, shall mean the power to direct the management or policies of such

Person, directly or indirectly, acting alone or together with another Person, including through: (a) direct or indirect beneficial ownership of more than 50% (fifty per cent) of the outstanding voting Shares or other ownership interest of such Person, or (b) the power to appoint or remove half of the Stockholders of the board of directors or similar governing body of such Person, or (c) contractual arrangements or otherwise;

13. "**Deed of Adherence**" shall mean the deed in the form as set forth in SCHEDULE VI;

14. "**Director(s)**" shall mean the Directors on the Board;

15. "**Encumbrances**" shall mean any mortgage, charge (whether fixed or floating), pledge, lien, restriction, assignment, hypothecation, option, right to acquire, right of first refusal or right of pre-emption, right of set-off or counterclaim, third party right or interest or other encumbrance or security interest of any kind or any other agreement or arrangement the effect of which is the creation of security including any adverse claim as to title, possession or use, subordination agreement or arrangement; any other type of preferential arrangement (including a title transfer or retention arrangement) having a similar effect; or any agreement or arrangement or obligation to create any of the same; and "Encumber" shall be construed accordingly;

16. "**Event of Default**" shall mean, with respect to a JV Party, as may be determined by an independent expert appointed by the Board:

    (i) breach of Clauses 4, 7, 8.4, 8.5, 12, 13 or 16 by a JV Party under this Agreement and such breach is not remedied within a period of 30 (Thirty) days of a written notice from the non-defaulting JV Party indicating the breach; or

    (ii) a JV Party is declared, becomes bankrupt or insolvent; or if a creditor takes possession of all or any part of the business or assets of that JV Party or any execution or other legal process is enforced against its business or substantial assets and is not discharged within 30 (Thirty) days of the occurrence of any of the foregoing events, as the case may be; or

    (iii) Fraud, gross negligence or wilful misconduct, in relation to the JV or its Business

17. "**Financial Year**" shall mean the period commencing on the 1st day of April and ending on the 31st day of March of the following year;

18. "**Governmental Authority**" means any relevant governmental or quasi-governmental authority, statutory authority or quasi-statutory or regulatory authority, administrative, monetary, fiscal or judicial body, department, commission, authority, tribunal, agency or stock exchange or taxing authority or anybody entitled to exercise executive power or power of any nature or body or other organisation to the extent that the rules, regulations, standards, requirements, procedures or orders of such authority, body or other organisation have the force of Applicable Law;

19. "**Initial Capital Contribution**" shall mean USD 25,000,000 (United States Dollars Twenty Five Million), to be contributed by FB from the total Capital Contribution in the JV, as on the Closing Date.

20. "**Intellectual Property**" shall mean all copyrights, patents, trademarks, moral rights, service marks, logos, registered designs, domain and sub-domain names and utility models, inventions, brand names, database rights, software, know-how, programming (including source code) and business names and any similar rights of whatever nature situated in any country and the benefit (subject to the burden) of any of the foregoing (in each case whether registered or unregistered, whether now or hereinafter existing and including applications for the grant of any of the foregoing and the right to apply for any of the foregoing in any part of the world).

21. "**JV Charter Documents**" shall mean the certificate of incorporation and bylaws of the JV.

22. "**Liquidity Event**" shall mean:

(i) commencement of any voluntary or involuntary liquidation, dissolution or winding up of the JV in accordance with the Applicable Law;

(ii) a consolidation, merger, acquisition, reorganization, or other similar transaction (whether in one or a series of transactions) of the JV resulting in its Stockholders (immediately prior to such transaction), collectively, retaining less than a majority of the outstanding Shares or voting power of the JV or the surviving entity immediately following such transaction, after giving effect to any conversion, exercise or exchange of any Shares convertible into or exercisable or exchangeable for, such voting Shares;

(iii) a sale, lease, license or other Transfer of all or substantially all the Assets of the JV or its subsidiaries; or

(iv) any other change in Control event.

23. "**Long Stop Date**" shall mean 60 (Sixty) days from the Execution Date or such other date as may be mutually agreed between the JV Parties.

24. "**Person**" means any individual, sole proprietorship, or other entity, whether a corporation (including any non-profit corporation), firm, company, body corporate, joint venture, trust, union, association (including unincorporated association), organisation, general partnership, limited partnership, limited liability partnership, or proprietorship, Governmental Authority or any other entity that may be treated as a Person under Applicable Law;

25. "**Representatives**" shall mean in relation to a JV Party, the Affiliates, directors, officers and employees (where such employees are acting on behalf of or with the authority of such Party) or any professional advisors and consultants of that JV Party;

26. "**Shares**" shall mean Common Stock of the JV to be acquired by the Stockholders pursuant to this Agreement.

27. "**Stockholder(s)**" shall mean stockholders of the JV, who hold Shares of the JV;

28. "**Threshold 1**" shall mean such revenue milestone, as per the audited financial statements of the JV, as may be agreed to between the JV Parties, as a Condition Precedent.

29. "**Threshold 2**" shall mean such revenue milestone, as per the audited financial statements of the JV, as may be agreed to between the JV Parties, as a Condition Precedent.

30. "**Threshold 3**" shall mean such revenue milestone, as per the audited financial statements of the JV, as may be agreed to between the JV Parties, as a Condition Precedent.

31. "**Threshold 4**" shall mean such revenue milestone, as per the audited financial statements of the JV, as may be agreed to between the JV Parties, as a Condition Precedent

32. "**Transaction Documents**" shall mean this Agreement, ToT Agreement, Sourcing Agreement, IP Licensing Agreement, Facility Lease Agreement, JV Charter Documents, Sales and Distribution Agreements, Manufacturing Agreements, Brand Licensing Agreements, Exit Agreement, GTM Agreement and such other documents executed between the JV Parties and the JV, or either of the JV Parties and the JV, for the purposes of the transactions contemplated under this Agreement.

33. "**Transfer(s)**" shall mean to, directly or indirectly, sell or transfer in any form whatsoever, and shall include, but not be limited to, gift, assign, transfer any interest in trust, or otherwise dispose of in any manner whatsoever, voluntarily or involuntarily, including, without limitation, any attachment or assignment for the benefit of creditors or appointment of a custodian, liquidator or receiver, but shall not include transfer by way of testamentary or intestate succession;

PART B: INTERPRETATION

1. The interpretation and/or construction of this Agreement shall be in accordance with the following rules of interpretation:

2. the words “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement and not to any particular Clause, article or section of this Agreement;

3. the table of contents, headings, subheadings, titles and subtitles to Clauses are inserted for convenience only and shall not affect the construction or interpretation of this Agreement;

4. unless the context otherwise requires, words in the singular include the plural and vice versa, and a reference to any gender includes all other genders;

5. references to: (i) Clauses, Recitals and Schedule are to clauses, recitals and schedule, respectively, of this Agreement; and (ii) Parts and Paragraphs are to parts and paragraphs of the annexures to this Agreement, in each case, all of which form an integral part of this Agreement and are included in all references to this Agreement;

6. any reference to any statute or statutory provision shall include a reference to that statute or statutory provision as amended, consolidated or replaced from time to time (whether before or after the Execution Date), and shall include any subordinate legislation made under the relevant statute or statutory provision, whether or not amended, consolidated, or replaced from time to time;

7. the terms referred to in this Agreement shall, unless defined otherwise or inconsistent with the context or meaning thereof, bear the meanings ascribed to them under the relevant statute / legislation;

8. unless otherwise specified, references to days, months and years are to calendar days, calendar months and calendar years, respectively;

9. all approvals and/or consents to be granted by the JV Parties under this Agreement shall be deemed to mean prior approvals and/or consents in writing;

10. references to an “agreement” or “document” shall be construed as a reference to such agreement or document as the same may have been amended, varied, supplemented or novated in writing at the relevant time in accordance with the requirements of such agreement or document and, if applicable, of this Agreement with respect to amendments;

11. any reference to “writing” shall include printing, typing, lithography or transmissions by email and other means of reproducing words in visible form, but excluding text messaging via mobile phones;

12. the words "including" and "include" mean including without limitation and include without limitation, respectively;

13. if there is any conflict or inconsistency between a term in the body of this Agreement and a term in any of the Schedules or any other document referred to or otherwise incorporated into this Agreement, the term in the body of this Agreement shall take precedence, unless the relevant Schedule or such other document which is referred or otherwise incorporated into this Agreement expressly provides that the term in it is to take precedence over the term in the body of this Agreement;

14. any reference to a JV Party to this Agreement shall include, in case of a body corporate, references to its successors and permitted assigns and in case of a natural person, to his or her heirs, executors, administrators and legal representatives, each of whom shall be bound by the provisions of this Agreement in the like manner as the JV Party itself is bound;

15. time is of the essence in the performance of each JV Party's respective obligations, and if any time period specified herein is extended, such extended time period shall also be of the essence; and

16. no provisions of this Agreement shall be interpreted in favour of, or against, any JV Party by reason of the extent to which such JV Party or its counsel participated in the drafting hereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof.

SCHEDULE II

SHAREHOLDING PERCENTAGES OF THE STOCKHOLDERS IN THE JV AS ON THE CLOSING DATE

Member	Shares	Shareholding Percentage
IF	1,000	50%
FB	1,000	50%

SCHEDULE III

CONDITIONS PRECEDENT

1. IF shall have conducted, in a manner satisfactory to itself, demand forecasting in relation to the Business of the JV, in accordance with the terms set out under **Schedule VII**.

2. The JV Parties shall have assessed the financial viability of the JV, and the capital required for the purposes of the Business, in accordance with the terms set out under **Schedule VIII**.

3. The JV parties shall have completed, to their satisfaction, financial due diligence ("**FDD**"), legal due diligence ("**LDD**"), regulatory due diligence ("**Regulatory DD**"), and tax due diligence ("**Tax DD**"), business and operational due diligence ("**Business DD**") (FDD, LDD, Regulatory DD, Tax DD and Business DD shall collectively be referred to as "**Specified Due Diligence**") on the JV. Upon completion of the Specified Due Diligence, the JV Parties shall, if necessary, amend this Agreement in accordance with Clause 20.5.

4. Transaction Documents shall have been executed by each of the relevant JV Parties.

5. Each of the JV Parties shall have passed all requisite corporate resolutions as may be required under the Applicable Law approving the execution and performance of this Agreement.

6. FB shall have made all necessary arrangements for the purposes of making investments in the JV for a period of 3 (Three) years from the Closing Date, in the manner specified in Schedule V.

7. The JV Parties shall have decided the Threshold 1, Threshold 2, Threshold 3, Threshold 4 and the Exit Price.

8. Subject to and post the fulfilment of condition 6 of this Schedule III, the JV Parties shall have incorporated the JV as per Schedule IX.

9. Each of the JV Parties shall have procured all necessary consents, authorisations and waivers required from Government Authorities, lenders or third parties, if applicable for the execution and performance of this Agreement.

10. Each JV Party shall have confirmed that no person has threatened or commenced any proceedings, inquiries or investigations to prohibit the JV Parties from entering into the Agreement or any Transaction Documents.

11. Each JV Party shall have confirmed that no legislation, order, rules, regulation or notification has been proposed or passed in their relevant jurisdiction that would prohibit or materially restrict the implementation of the Agreement.

SCHEDULE IV

CLOSING

1. The relevant JV Parties shall undertake the following actions on the Closing Date:

1.1. FB shall remit Initial Capital Contribution to the designated bank account of the JV.

SCHEDULE V

FUNDING SCHEDULE


Funding Requirements Of The JV
Total (Annual)
Cumulative
20
15
10
5
0
50
40
30
20
10
0
7.1
16.2
25.3
35.5
46.4
7.1
9.1
9.1
10.2
10.9
Year-1
Year-2
Year-3
Year-4
Year-5

SCHEDULE VI

FORM OF DEED OF ADHERENCE

THIS DEED is made on [•] by [•] of [•] ("**New Member**").

WHEREAS:

(A) The New Member proposes to purchase/subscribe [•] ([•] Shares of USD ([•]) each in the capital of [•] ("**JV**") from [•].

(B) This deed is made by the New Member in compliance with Clause [•] of the joint venture agreement dated [•] made between Persons referred to in that agreement as the **JV Parties** (the "**Agreement**").

THIS DEED WITNESSES as follows:

1. The capitalised terms which are not defined in this deed shall have the same meaning as ascribed to them in the Agreement.

2. The New Member confirms that he has been supplied with a copy of the Agreement.

3. The New Member hereby subscribes/purchases for [•] [•] Shares at a subscription/purchase price of approximately USD ([•]) per Security and agrees to hold the Shares subject to the Articles of the JV.

4. The New Member undertakes to be bound by the Agreement in all respects as if the New Member was a party to the Agreement and named in it as a Party and to observe and perform all the provisions and obligations of the Agreement applicable to or binding on the Party under that Agreement insofar as they fall to be observed or performed on or after the date of this deed and to the extent applicable as per the terms of the Agreement.

5. This deed is made for the benefit of (a) the parties to the Agreement and (b) every other Person who after the date of the Agreement (and whether before or after the execution of this deed) assumes any rights or obligations under the Agreement or adheres to it.

6. The address of the New Member for the purposes of Clause [•] (Notices) of the Agreement is as follows:

   [•]
   (attention of [•])

   This deed and any non-contractual obligations arising out of or in connection with it shall be governed by laws of Delaware, USA.

SCHEDULE VII

DEMAND FORECASTING

1.0 Team Membership

The team shall comprise Business Development experts from ideaForge.

2.0 Demand Assessment

The JV Demand Structuring Team is chartered with the Demand Assessment for UAVs in the USA. Indicative deliverables for Demand Assessment are listed below:

- Overview of the target market in the US for UAVs
- Market size, growth potential, key trends, competitive landscape.
- Unmet needs or gaps the JV can address with ideaForge technology.
- Demand Assessment for the UAVs with volume, revenue and profitability forecasts
- 24-month JV Product Roadmap including proposed "Go to Market" Strategies
- Resources required for implementing the "Go to Market" Strategies for rapid penetration in the US market for UAVs.

3.0 Demand Fulfilment

Based on the Demand Assessment in section 2.0 above, the JV Demand Structuring Team may also document estimated costs for each business activity required for Demand Fulfilment below:

Technology Transfer Costs

- Specific products, technologies, engineering and manufacturing know-how, IP and processes to be transferred from ideaForge to the JV.
- Identify the sub-assemblies or components that can be transferred directly in the short term, along with the technology.
- Mechanism of Technology Transfer:
  - Documentation Transfer required to manufacture UAVs.
  - Knowledge Transfer such as training on-site/off-site for JV personnel by experts from ideaForge.
  - Technical Assistance: Onsite and remote support from ideaForge for implementation and troubleshooting.
- Cost estimates for this business activity, including manpower, capital and operating expenditure.

Technology Licensing Costs

- Preliminary terms of licensing Technology including duration and exclusivity associated with the transferred technology.
- Estimated licensing fees for the Technology Transfer
- Cost estimates to cover the licensing fees and any other costs annually.

Interoperability Costs

- Standards & Protocols: Define common communication standards, APIs, and data formats for the US market to ensure seamless integration of software components from both parent companies and third parties.
- Platform Strategy: Decision on using existing platforms from ideaForge or developing a new platform for JV products, especially if they contain munitions.
- Integration Team: Dedicated team or resources responsible for ensuring hardware and software components work together effectively.
- Security & Data Privacy: Compliance with US-specific and customer-specific data protection laws and international best practices.
- Cost estimates for this business activity, including manpower, capital and operating expenditure.

Engineering Costs

- In the near term, assume focus is on adapting ideaForge's existing products for the USmarket (indigenisation, feature enhancements, technology stack modifications, cost optimization).
- Based on Technology Transfer and Interoperability requirements, Engineering effort required for specific sub-systems, accessories, peripherals, software, integrations not included in the technology transfer, that needs to be developed by the JV.
- 12-month Engineering Roadmap to support production
- Cost estimates for this business activity, including manpower, capital and operating expenditure.

Supply Chain & Sourcing Costs

- BOM Analysis for UAVs in the JV's roadmap with sub-assemblies and components identified for Global Sourcing
- List of potential suppliers from ideaForge's ongoing efforts at Global Sourcing
- BOM Cost estimates including US and Global Sourcing of parts and subsystems
- Cost estimates for this business activity, including manpower, capital and operating expenditure.

Manufacturing Costs

- Production Capacity Plan based on Demand Assessment in section 3.0.
- List of manufacturing areas to fulfil the Production Capacity Plan, such as, Inbound Inspection, Inventory, product assembly, staging, testing, Office, Cafeteria, Utility, Parking and other such areas.
- Manufacturing facility space requirements based on the list of manufacturing facility areas above.
- Personnel Staffing requirements for every area in the List of manufacturing facility areas such as:
    - Production Workers and skilled technicians
    - Engineering staff for specific sub-systems for indigenization and troubleshooting
    - Quality Control specialists
    - Administration & Management
- Equipment requirements for every area in the List of manufacturing facility areas.

- Cost estimates for this business activity, including manpower, capital and operating expenditure.

Customer Support Costs

- Serviceability Strategy for JV UAVs – Field service vs Factory service
- Warranty vs Out of Warranty Customer Support requirements for the JV UAVs
- Infrastructure and manpower required to fulfil Customer Support Requirements.
- Cost estimates for this business activity, including manpower, capital and operating expenditure.

Business Software Costs

- Production Management Software: Inventory tracking, production scheduling
- Quality Control Systems: Digital inspection and documentation
- CAD/CAM Systems: For engineering and design modifications
- ERP System: Enterprise resource planning for overall business management
- Cost estimates for this business activity, including manpower, capital and operating expenditure.

Licensing and Regulatory Compliance Investment

- Compliance Requirements for UAVs in the USA
- Compliance Requirements for establishing and running the Manufacturing Facility and US operations.
- Documentation and record-keeping requirements
- Cost estimates for this business activity, including manpower, capital and operating expenditure.

Branding & Marketing Costs

- Preliminary branding strategy to estimate resource requirements, based on target customer segments such as co-branding, unique indigenized brand, etc.
- Preliminary Marketing Strategy to Educate, Motivate and Captivate the Target Audience including:
  - High level target audience definition and segmentation.
  - Value proposition and key messaging tailored to the Indian market.
  - Marketing Mix: Digital marketing (social media, SEO/SEM, content marketing), traditional advertising (print, TV, radio - if relevant), PR, events, trade shows.
- Cost estimates for this business activity, including manpower, capital and operating expenditure.

Business Development Costs

- Preliminary Business Development and Sales plan to fulfil the demand for UAVs
- Estimated resource requirements including manpower, potentially drawing experienced personnel from both parent companies.
- Recommended Number and Location of sales offices in the USA
- External distribution network required outside of the factory (distribution, dealers, retailers).
- Sales processes and mechanisms for this category of product.

- Cost estimates for this business activity, including manpower, capital and operating expenditure.

SCHEDULE VIII
INVESTMENT PLANNING

1.0 Team Membership

Business Development, Investments, Finance, Legal & Compliance experts from both Parties.

2.0 Deliverables

The JV Investment Planning Team is chartered with determining the following:

2.1 Financial Viability Assessment

- Detailed financial models including revenue, cash Flow and gross margin projections with key assumptions from the JV Demand Structuring team inputs (market share and sales volume based on demand forecasts, pricing, costs).
- Break-even analysis focusing on minimum investment required to manufacture and sell TUAS.

2.2 JV Funding Assessment

- Investments required to fund initial capital and operations to achieve positive ROI.
- Achievable Return on Investment (ROI), Internal Rate of Return (IRR), Payback Period.
- Estimate funding schedule based on the following milestones:
  - Milestone 1: JV Establishment (Months 1-3)
    - Finalize JV Agreement & Legal Formalities
    - Secure initial funding through debt, equity or both
    - Appoint Board & Key Management
    - Set up initial office/ R&D space
  - Milestone 2: Operational Setup & Pilot (Months 4-9)
    - Technology transfer initiation
    - Manufacturing setup/upgradation
    - Supply chain establishment
    - Recruitment & training of core team
    - Pilot production & product testing
  - Milestone 3: Product Launch & Market Entry (Months 10-12)
    - First product launch
    - Marketing campaign roll-out
    - Sales & distribution network activation
  - Milestone 4: Scaling & Expansion (Months 13 onwards)
    - Scale up production
    - Expand product variants and portfolio if needed
    - Expand target segments within India
    - Stable Performance review and strategic adjustments

2.3 Ownership Structure

- Legal Entity choices available and the most preferred legal form to be incorporated, such as C-Corp, LLP etc.
- Proposed Location(s) of Registered Office in the USA, such as Delaware.

- Legal and Regulatory requirements on both Parties to form a JV such as. approval/adherence to Council on Foreign Investments in the US (CFIUS regulations)
- Proposed Equity Split between ideaForge and IAI based on the factors determined above like contribution value, investments, desired ownership, desired control, regulatory limits, etc.)
- Share Classes proposed such as ordinary or preference shares or Convertible instruments like CCD, CCPS, warrants.

2.4 Exit Strategy

- Exit preferences and/or triggers for both Parties such as:
  - Achievement of specific business objectives
  - End of a pre-defined funding or operations term
  - Change in business strategy
  - Management deadlock
  - Material breach
  - Mechanism of dispute resolution through arbitration or legal process.
- Suggested valuation formula and procedure for exit in each of the scenarios below:
  - Change of shareholding where one party partially changes shareholding or fully buys out the other based on the valuation formula through a Buy-Sell Agreement
  - Listing the JV on a stock exchange Initial Public Offering (IPO)
  - Selling the JV entity to a 3rd party investor or another company.
  - Dissolution of the JV if Demand Creation or Fulfilment or other objectives are not met.
  - Decision on modes of winding up like Fast Track Exit (FTE) / Strike Off (if dormant or no liability) or Voluntary Liquidation or any other modes mutually agreed. Responsibility of regulatory Filings and Clearances for winding up.

2.5 Risk Assessment

- Misalignment between the objective of both parties for creating the JV
- Impact of 6-12 month delays due to unforeseen reasons on Technology transfer, supply chain, manufacturing,
- Unforeseen pricing pressure from competition
- Unfavourable exchange rate fluctuations
- Lower than expected sales
- Changes in US government policies/regulations
- Unforeseen environmental changes

2.6 Investor Term Sheet

- Draft Investor Term Sheet Incorporating all aspects above

2.7 Governance & Management

Both parties' preferences on:

- Composition of Board of Directors (number of nominees from both parties) and Chairman
- Decision-making protocols for matters requiring unanimous consent vs. majority.
- Key Management Team: CEO, CFO, CTO, Head of Sales & Marketing, Head of Operations.

- Define if either party nominates/appoints from within their parent company, or if external hires are preferred.
- Reporting Structure including clear lines of authority and reporting within the JV and to parent companies.

SCHEDULE IX

The JV shall be incorporated in the state of Delaware, or any other state and structured as a C-corp, or any other entity, that best serves the strategic objectives of JV.

The JV shall then be registered in the state of Maryland, or any other state, as a Foreign Corporation, or any other entity doing business in that state, that best serves the strategic objectives of the JV.

SCHEDULE X
AFFIRMATIVE VOTE MATTERS

1. Alter the rights, preferences or privileges of any outstanding securities of the JV.

2. Any action that changes or modifies the authorised, created, issued, subscribed or paid-up Shares, or any other modification of the capital structure (including but not limited to, any allotment of Shares).

3. Redemption or buyback or any other repurchase of the securities of the JV.

4. Create any Encumbrance on any securities of the JV.

5. Change the number of authorised directors or the composition of the Board or grant or delegate any powers of the Board to a committee or any Person.

6. Change in accounting policies or principles or a change in auditors (internal/ statutory) of the JV.

7. Adopt, make any material changes to or renew the employee incentivisation scheme or create a similar arrangement for incentivizing employees or advisors, alter or increase the size of employees/ advisors incentivisation pools (including adoption or creation of a new scheme/ pool).

8. Enter into, commence or acquire a new line of business or effect any change in the existing Business or the nature of Business of the JV.

9. Creation or dissolution or winding up of a subsidiary.

10. Any non-compete arrangement or material strategic arrangements.

11. Enter into any related party transactions, including any parties related or associated with the JV Parties.

12. Consummate a Liquidity Event or undertake a demerger or spin-off or sale of any undertaking of the JV.

13. Pay or declare dividends or distribute profits.

14. Approve JV's annual Business Plan, operating plan and budget.

15. Deviation of 10% (Ten Percent) or more from the JV's annual business plan, operating plan or the budget.

16. Extend any guarantee, suretyship or collateral by the JV to any Person having value in excess of USD $100,000 in a Financial Year.

17. Extension of any joint indemnities by the JV.

18. Extend any loans to employees of the JV in excess of USD $50,000 in a Financial Year.

19. Extend any loans to any Person (other than employees of the JV).

20. Extent any credit to a single customer in excess of USD $100,000 in a Financial Year.

21. Incurrence of any Indebtedness, any credit, indemnity, security or other financial commitments in excess USD $100,000 in a Financial Year.

22. Incurrence of capital expenditure in excess of USD $100,000 in a Financial Year.

23. Investments by the JV by way of deposits or subscription to the shares and debentures, or other securities or otherwise dispose of any securities of any other entity.

24. Make any amendments to the JV Charter Documents .

25. Hire, terminate or change the terms (including compensation) of employment of any person from the Management Team.

26. Transfer any Intellectual Property used by the JV.

27. Listing of the JV's securities on a stock exchange.

28. Institution of or defence of any legal proceedings having value in excess of USD $100,000 in a Financial Year or receipt of any material legal notice by the JV having value in excess of USD $100,000 in a Financial Year.

29. Make a charitable or political donation.

30. Divestment or reduction in shareholding of the JV in its subsidiaries.

31. Change in authorised signatory and authorised person for the maintenance and operation of the bank account(s) of the JV.

32. Enter into any agreement to undertake any of the actions listed above.

33. Any of the abovementioned actions carried out for any subsidiary.

SCHEDULE XI
DEADLOCK MATTERS

Part A

1. Matters related to US or international product management, design, engineering, prototyping, validation, regulatory compliance, industrialization and sales, customer relations with IF generated leads.

2. Strategy, Investments, Finance, Marketing and Human Resource matters related to (1) above.

Part B

1. Matters related to US and international supply chain sourcing, US manufacturing, testing, pilot production, volume production, warehousing, distribution, customer relations with FB generated leads.

2. Strategy, Investments, Finance, Marketing and Human Resource matters related to (1) above.

IN WITNESS of which this deed has been executed and has been delivered on the date which appears first on page 1.

FIRST BREACH INC

Jeffrey Low
Jeffrey Low (Sep 23, 2025 06:39:20 EDT)

EXECUTED as a deed by Mr. Jeffrey Low
acting as a CEO
in the presence of:

Witness's Signature:

Kim Stehman
Kim Stehman (Sep 23, 2025 06:40:29 EDT)

Name: Kim Stehman
Designation: Executive Assistant

IDEAFORGE TECHNOLOGY INC

Ankit Mehta (Sep 23, 2025 14:20:32 EDT)

EXECUTED as a deed by Mr. Ankit Mehta
Acting as a Director
in the presence of:

Witness's Signature:

Amit Shrishrimal
Amit Shrishrimal (Sep 24, 2025 11:01:25 GMT+5.5)

Name: Mr. Amit Shrishrimal
Designtion: Officer-Finance